EXHIBIT 5


                                           January 15, 1997

PharmaKinetics Laboratories, Inc.
302 West Fayette Street
Baltimore, Maryland  21201

Ladies and Gentlemen:

     You have requested our opinion as counsel to PharmaKinetics Laboratories, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the offering by the Company, pursuant to its 1996 Incentive Stock Option Plan (the "Plan"), of 1,500,000 shares of its common stock (the "Common Stock").

     We have examined the Company's registration statement on Form S-8 filed with the Securities and Exchange Commission on January 15, 1997 (the "Registration Statement"). We further have examined the Articles of Incorporation of the Company and By-Laws of the Company as each has been amended to date, the Plan, and such corporate proceedings of the Company as we have deemed appropriate for purposes of rendering this opinion.

     Based on the foregoing, it is our opinion that the shares of the Common Stock, upon issuance and sale against payment therefor in accordance with the Plan, will be legally and validly issued and outstanding, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under Item 5.

                                           Very truly yours,

                                           /s/ Shapiro and Olander

                                           SHAPIRO AND OLANDER